SCHEDULE 14C
                          (Rule 14c-101)

          INFORMATION REQUIRED IN INFORMATION STATEMENT

                     SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

Check the appropriate box:

[  ] Preliminary Information       [  ] Confidential, for use of
     Statement                          Commission only (as permitted by
                                        Rule 14c-5(d)(2))

[x] Definitive Information Statement


                         SEALANT SOLUTIONS, INC.
-----------------------------------------------------------------------------
           (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required
[ ] Fee computed on table below per Exchange Act Rule 14c-5(g) and 0-11

(1) Title of each class of securities to which transaction applies:


-----------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:


-----------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


-----------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:


-----------------------------------------------------------------------------

(5) Total fee paid:


-----------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:_____________________________________________

     (2) Form, Schedule or Registration Statement No.:_______________________

     (3) Filing Party:_______________________________________________________

     (4) Date filed:_________________________________________________________

Item 1.   Issuer & Class of Securities Subject to the Transaction
          -------------------------------------------------------

     The Issuer of the Class of Securities subject to this Transaction Statement is Sealant Solutions, Inc. with principal offices at 29 Abbey Lane, Middleboro, MA 02346. This Transaction Statement is filed in connection with an increase in the authorized Common Stock of the Issuer which comprises a recapitalization of the Issuer as reflected in the Information Statement attributed to Shareholders pursuant to Regulation 14C. The Issuer's authorized Common Stock is increased from 1,200,000 to 20,000,000 shares in accordance with provisions of Section 228 of the General Corporation Law of the State of Delaware. There are approximately 1958 holders of the Issuer's Common Stock of record and there are 1,074,155 post-split shares of the Issuer's Common Stock issued and outstanding as of the date of this Schedule 13E-3. The Common Stock is currently traded on the OTC Bulletin Board under the symbol "SLTN". The closing bid price for the Company's common stock as of February 28, 2003 was $.12 per share. There have been no dividends paid with respect to Issuer's Common Stock during the past two years.

     On December 26, 2002 (the "Record Date"), the Company effected a one-for-fifty (1-for-50) reverse stock split of the Company's Common Stock, pursuant to which each fifty (50) shares of the Company's Common Stock outstanding were exchanged into one (1) share of the Company's Common Stock. Trading in the Company's new shares will commence at the opening of business on December 26, 2002, under the new trading symbol of "SLTN". No fractional shares were issued and stockholders entitled to receive fractional shares because they held a number of shares not evenly divisible by fifty received, in lieu of such fractional shares, shares based on rounding up to the nearest whole share. The total number of shares of the Company's common stock issued and outstanding prior to the reverse split was 53,626,325 and the total number of shares of the Company's common stock that will be issued and outstanding after the reverse split is approximately 1,074,155. In connection with the reverse split, the Company maintained the par value of its common stock at $.01 par value per share. In conjunction with the reverse stock split the Company increased the number of authorized shares from 1,200,000 to 20,000,000 shares.


Item 2.   Identity and Background
          -----------------------

     Not Applicable.


Item 3.   Past Contracts, Transactions and Negotiations
          ---------------------------------------------

     Not Applicable.


Item 4.   Terms of the Transaction
          ------------------------

     The Company increased its authorized Common Stock from 1,200,000 shares to 20,000,000 shares as set out in its Information Statement distributed to its stockholders and filed pursuant to Rule 14C.


Item 5.   Plans and Proposals of the Issuer or Affiliates
          -----------------------------------------------

     Not Applicable.


Item 6.   Source and Amounts of Funds or Other Consideration
          --------------------------------------------------

     Not Applicable.

Item 7.   Purpose, Alternatives, Reasons and Effects
          ------------------------------------------

     The Issuer's Board of Directors authorized the increase in authorized Common Stock in connection with the Company's on-going efforts to seek and acquire a business which might warrant the Company's involvement. The Company anticipates that it will require issuance of additional Common Stock beyond that previously authorized to complete a suitable acquisition if and when it is able to do so. No alternative means to accomplish that purpose was identified or considered.

     Upon completion of the increase in its authorized Common Stock, the Company will have the ability to issue substantial additional Common Stock to acquire commensurate value through acquisition of an as yet unidentified business. Mere increase in the authorized Capital Stock of the Company has no other effect and has no effect on the Company's stockholders, including an absence of any tax consequence.


Item 8.   Fairness of the Transaction
          ---------------------------

     Since the transaction consists solely of increasing the Issuer's authority to issue additional Common Stock, there is no issue of fairness to unaffiliated stockholders. No director dissented or abstained from the increase in authorized Common Stock. The increase in authorized Common Stock was implemented by written consent of the Company's majority shareholders without a meeting pursuant to the authority granted by applicable provisions of Section 228 of the General Corporation Law of the State of Delaware. Approval of unaffiliated security holders was neither required nor sought. No affiliated representative was retained to act on behalf of unaffiliated security holders with regard to increasing the number of shares of Common Stock authorized in the Company's Certificate of Incorporation.


Item 9.   Reports, Opinions, Appraisals and Certain Negotiations
          ------------------------------------------------------

     Not Applicable.


Item 10.  Interest in Securities of the Issuer
          ------------------------------------

     Not Applicable.


Item 11. Contracts, Arrangements or Understandings with Respect to the Issue of Securities
          -------------------------------------------------------------

     Not Applicable.


Item 12. Present Intention and Recommendation of Certain Persons with Regard to the Transaction
          ------------------------------------------------------------

     Not Applicable.


Item 13.  Other Provisions of the Transaction
          -----------------------------------

     Pursuant to the Delaware General Corporation Law dissenting stockholders do not have appraisal rights in connection with the increase in authorized Common Stock in the transaction reflected in this Schedule 13E-3.


Item 14.  Financial Information
          ---------------------

     The Issuer's audited financial statement for the fiscal year ended December 31, 2001 and unaudited quarterly statement for the period ending

September 30, 2002, and filed with the Issuer's Annual Report on Form 10-KSB and 10-QSB, respectively, for those fiscal periods are incorporated by reference. The transaction reported in this Schedule 13E-3, an Amendment to the Company's Certificate of Incorporation to increase its authorized Common Stock from 1,200,000 shares to 20,000,000 shares has no effect on the Company's financial condition or situation.


Item 15.  Persons and Assets Employed, Retained or Utilized
          -------------------------------------------------

     Not Applicable.


Item 16.  Additional Information
          ----------------------

     None.


Item 17.  Material to be Filed as Exhibits
          --------------------------------

     The Issuer's Information Statement regarding the proposed increase of authorized Common Stock of the Company from 1,200,000 shares to 20,000,000 shares is included herewith as Exhibit (d).


                            SIGNATURE
                            ---------

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       SEALANT SOLUTIONS, INC.



                                       By:/s/ Michael E. Fasci
                                          -----------------------------
                                          Michael E. Fasci
                                          Chief Executive Officer


                                       Dated: March 11, 2003

                                                                [EXHIBIT]


  Stockholders Should Carefully Read this Information Statement and the Accompanying Materials in their Entirety


                      INFORMATION STATEMENT
                REGARDING THE PROPOSED INCREASE OF
                      AUTHORIZED COMMON STOCK
                       OF THE COMPANY FROM
             1,200,000 SHARES TO 20,000,000 SHARES BY
                     SEALANT SOLUTIONS, INC.


This Information Statement and the accompanying materials are being provided by Sealant Solutions, Inc. (the "Company") to the Company's stockholders in connection with an increase of authorized Common Stock of the Company from 1,200,000 shares to 20,000,000 shares approved by the Company's Board of Directors on December 7, 2002. This Information Statement and such accompanying materials were first sent or given to stockholders on or about March 1, 2003 to stockholders of record as of December 13, 2002. As of December 12, 2002, there were 53,626,325 shares of Common Stock issued and outstanding held by approximately 1,958 stockholders of record. The Company resolved that the increase in its authorized Common Stock be effective on or about December 23, 2002 (the "Effective Date").

The Company will bear all the costs of the preparation and dissemination of this Information Statement and the accompanying materials, which are estimated to be approximately $5,000. No consideration has or will be paid to any officer, director, or employee of the company in connection with the increase in authorized Common Stock or the preparation and dissemination of this Information Statement or otherwise in connection with the increase in authorized Common Stock.

Correspondence with respect to the increase in authorized Common Stock should be addressed to the Chief Executive Officer of the Company at the Company's principal executive office at:

                          29 Abbey Lane
                 Middleboro, Massachusetts 02346.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US
A PROXY

PURSUANT TO THE DELAWARE GENERAL CORPORATION LAW, DISSENTING STOCKHOLDERS WILL NOT HAVE APPRAISAL RIGHTS IF THE INCREASE IN AUTHORIZED COMMON STOCK IS EFFECTED. See Increase in Authorized Common Stock - Lack of Appraisal Rights.


         Exhibit - Pg. 1


                        TABLE OF CONTENTS
                        -----------------


                                                               Page

INFORMATION STATEMENT .........................................  1
     The Company...............................................  1
     The Increase in Authorized Common Stock...................  3
     Reasons for the Increase in Authorized
        Common Stock...........................................  3
     Further Stockholder Approval Not Required.................  3
     No Exchange of Stock Certificates.........................  4
     Postponement or Abandonment...............................  4
     Effective Time............................................  4
     Lack of Income Tax Consequences...........................  4

EFFECTS OF INCREASE IN AUTHORIZED COMMON STOCK
  ON THE COMPANY...............................................  4
     Changes in Authorized Capital Stock; Terms of
       Common Stock Unchanged.................................   4
     No Changes in Proportionate Stock Ownership and
       Share Values...........................................   4
     Possible Extraordinary Transactions......................   5

THE COMPANY - BACKGROUND......................................   5
     Market For Company's Common Equity And
        Related Stockholder Matters...........................   5
     Financial Condition......................................   7
     Liquidity................................................   7
     Capital Resources........................................   7
     Results of Operations....................................   7
     Going Concern Uncertainty................................   8
     Absence of Firm Offers for Acquisition Transactions......   8

COMMON STOCK OWNERSHIP OF MAJORITY
   SHAREHOLDERS AND MANAGEMENT................................   8
     Certain Relationships and Related Transactions..........    9

FINANCIAL INFORMATION.........................................   9

OTHER INFORMATION;
    Exhibit "A" - Certificate of Amendments to
      Certificate of Incorporation............................   10


THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.



         Exhibit - Pg. 2


                      INFORMATION STATEMENT
                      ---------------------

Stockholders are urged to read this Information Statement and its exhibits in their entirety.

The Company
-----------

     The Company was incorporated in Delaware in 1995 under the name UC'NWIN Systems, Inc. In August 1999, the Company changed its name to The Winners Edge.com, Inc. During 1999, as a result of a Chapter 11 Bankruptcy Plan of Reorganization, the Company acquired the assets of The Winners Edge Licensing Corporation. In addition to the assets, the Company also acquired a ten-year license with the exclusive right to market the Winners Edge handicapping product renewable for a second ten years. The Company did not acquire the ownership of the handicapping program. In September 2000, the Company stopped marketing the Winners Edge handicapping product due to insufficient income. On March 30, 2001, the Company acquired a roofing sealant product, Roof Shield, which the Company intends to market worldwide. In July 2001, the Company changed its name to Sealant Solutions, Inc. In September 2001, the Company acquired the rights to sell and distribute in the United States the Lady Ole' line of cosmetics products. In February 2002, the Company entered into a joint venture agreement with IFG Goldstar Cement Company for the entitlement to a royalty payment based upon the sale of certain concrete products. In April 2002, the Company sold its rights to the Lady Ole line of cosmetic products, and is no longer in that business. In November 2002, the Company agreed to terminate and cancel the remaining term of it's licensing agreement with the Winners Edge Licensing Corporation, and will no longer attempt to market that product.

     In August 2002, Wayne Baldridge and Jeff Morris (the "Plaintiffs") former officers and directors of the Company, filed suit in the Circuit Court in and for Broward County, Florida, against the Company, Michael Fasci and Cary Parish (the "Defendants") alleging that the Defendants refused to authorize the removal of the restrictive legend on their shares of the Company's common stock resulting in damages in excess of $15,000. The Company retained legal counsel to defend the litigation.

     In November 2002, the Company reached an agreement with Plaintiffs. Without admitting or denying the allegations, and in exchange for dismissal of the lawsuit, the Company agreed to issue to the Plaintiffs, 750,000 shares of Rule 144 restricted stock and to cancel the remainder of the licensing agreement between the Company and The Winners Edge Licensing Corporation. The Company's Board of Directors believes that the settlement is favorable to the Company.

     The Company is currently attempting to effect a merger, exchange of capital stock, asset acquisition, or other similar business combination with an operating or development stage business that the Company may consider to have significant growth potential. Management has determined that the Company's business plan is primarily to seek one or more potential businesses which may, in the opinion of management, warrant the Company's involvement. The Company recognizes that as a result of its limited financial, managerial, or other resources, the number of suitable potential businesses which may be available to it will be extremely limited. In seeking to attain its business objective, the Company will not restrict its search to any particular industry. Rather, the Company may investigate businesses of essentially any kind or nature, including but not limited to, finance, high technology, manufacturing, service, sports, research and development, communications, insurance, brokerage, transportation and others. Notwithstanding the foregoing, management does not intend to become involved with a company which is an "investment company" under the Investment Company Act of 1940, or with a company which may be deemed an "investment advisor" under the Investment Advisors Act of 1940. Nor does the Company intend to become an investment company



         Exhibit - Pg. 3



or an investment advisor. Management's discretion is otherwise unrestricted and it may participate in any business whatsoever which may in the opinion of management, meet the business objectives discussed herein. It is emphasized that the business objectives discussed herein are extremely general and are not intended to be restrictive upon the discretion of management. As of the date of this report, the Company has not chosen the particular area of business in which its proposes to engage and has not conducted any market studies with respect to any business or industry, although management of the Company has had preliminary discussions with a variety of enterprises.

     The Company will not restrict its search to any specific industry (except as set forth above), but may acquire an entity or position in a company which is (i) in its preliminary or development state; or (ii) is a going concern. At this time, it is impossible to determine the needs of the business in which the Company may seek to participate, and whether such business may require additional capital, management, or may be seeking other advantages which the Company may offer. In other instances, possible business endeavors may involve the acquisition of or a merger with a company which does not need additional equity, but seeks to establish a public trading market for its securities.

     Businesses which seek the Company's participation in their operations may desire to do so to avoid what such businesses deem to be adverse factors related to undertaking a public offering. Such factors include substantial time requirements and legal costs, along with other conditions or requirements imposed by Federal and state securities laws.

     The analysis of potential business endeavors will be undertaken by or under the supervision of the Company's management. Management is comprised of individuals of varying business experiences, and management will rely on their own business judgment in formulating decisions as to the types of businesses which the Company may acquire or in which the Company may participate. It is quite possible that management will not have any business experience or expertise in the type of businesses engaged in by a company which may be investigated by the Company.

     In analyzing prospective businesses, management anticipates considering such factors as available technical, financial and managerial resources; working capital and other financial requirements; such businesses' history of operations, if any, and prospects for the future; the nature of present and expected competition; the quality and experience of management services which may be available and the depth of that management; the potential for further research and development; risk factors; the potential for growth and expansion; the potential for profit; the perceived public recognition or acceptance of such businesses, products, services, trade or service marks; its name identification; and other relevant factors.

     While it is anticipated that these factors will be considered, to a large extent a decision to participate in a specific business will be difficult, if not impossible, to analyze through the application of objective criteria. In many instances, the achievements of a specific business to date may not necessarily be indicative of its potential for the future because of various changing requirements in the marketplace, such as the ability to substantially shift marketing approaches, expand significantly or change product emphasis, change or substantially alter management, or other factors. On the other hand, the management of such companies may not have proven their abilities or effectiveness, or established the viability of the market, or the products or services which they propose to market. As such, the profitability of such a business may be unpredictable and might therefore subject the Company and its assets to substantial risks.

     It is anticipated that any number of prospective businesses will be available to the Company from various sources, including its management, its professional advisors, securities broker-dealers, venture



         Exhibit - Pg. 4


capitalists, members of the financial community, and others who may present unsolicited proposals. In some instances, the Company may publish notices or advertisements in financial or trade publications seeking potential business acquisitions. In certain circumstances, the Company may agree, in connection with an acquisition, to pay a finder's fee or other compensation to an investment banking firm or other person (who may or may not be affiliated with the Company) who submits to the Company a business in which the Company participates.

     It is anticipated that locating and investigating specific proposals will take a substantial period of time, although the time such process will take can by no means be assured. Further, even after a business is located, the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments may require substantial additional time, effort and attention on the part of management, as well as substantial costs for attorneys, accountants and others. If a decision is made not to participate in a specific business endeavor, the costs theretofore incurred in the related investigation might not be recoverable. Furthermore, even if an agreement were reached for the participation in a specific business, the failure to consummate that transaction might result in the loss to the Company of the related costs incurred.

     At present, the Company does not own any property. The Company maintains its business address at a minimal cost. Administrative services, including the use of fixtures, furniture and equipment, and the use of employees to provide secretarial and bookkeeping services, are provided to the Company at no cost by the Company's current officers and directors.

The Increase in Authorized Common Stock
---------------------------------------

     The Company's Board of Directors and shareholders approved a proposal on December 7, 2002 authorizing an amendment to the Company's Certificate of Incorporation increasing the authorized number of shares of Common Stock from 1,200,000 shares to 20,000,000 shares.

Reasons for the Increase in Authorized Common Stock
---------------------------------------------------

     The Board of Directors authorized the increase in authorized Common Stock in connection with the Company's on-going efforts to seek and acquire a business which might warrant the Company's involvement. The Company anticipates that it will require issuance of additional Common Stock to complete a suitable acquisition if and when it is able to do so.

Further Stockholder Approval Not Required
-----------------------------------------

     The Increase in Authorized Common Stock has been approved by the written consent of the Company's majority stockholders, dated December
7, 2002. Such consent from holders of a majority of the Company's issued and outstanding shares is sufficient to approve the Increase in Authorized Common Stock under the Delaware General Corporation Law. No other vote or consent of any other stockholders, including the vote or consent of a majority of the unaffiliated stockholders is required or will be sought in connection with the Increase in Authorized Common Stock. Under the Delaware General Corporation Law and the Company's Certificate of Incorporation, the affirmative vote of a majority of the issued and outstanding shares voting by written consent constitutes the act of the stockholders. ACCORDINGLY, THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND THE COMPANY A PROXY.



         Exhibit - Pg. 5


No Exchange of Stock Certificates
---------------------------------

     If the Increase in Authorized Common Stock is effected, all stock certificates representing shares of the Company's Common Stock will continue to represent the same number of shares of Common Stock. Stockholders should NOT send their certificates to the Company in connection with the Increase in Authorized Common Stock. Each stockholder of record who holds shares of Common Stock will continue to hold such shares represented by their existing stock certificates.

     PLEASE NOTE THAT ALL EXISTING STOCK CERTIFICATES SHOULD NOT BE SENT TO THE COMPANY OR THE TRANSFER AGENT IN CONNECTION WITH THE INCREASE IN AUTHORIZED COMMON STOCK.

Postponement or Abandonment
---------------------------

     The Company's Board of Directors is not likely to postpone, revise or abandon the Increase in Authorized Common Stock for any reason, including, without limitation, in the Directors' sole judgment.

Effective Time
--------------

     Subject to the ability of the Board of Directors to postpone or abandon the Increase in Authorized Common Stock, the Increase in Authorized Common Stock will be effected by filing an amendment to the Company's Certificate of Incorporation with the Delaware Secretary of State and will be effective upon such filing. The Amendment to the Company's Certificate of Incorporation is set forth as Exhibit "A" to this Information Statement. The Company filed the Amendment to its Certificate of Incorporation on December 22, 2002 and the Amendment became effective on or about December 23, 2002, the "Effective Date".

Lack of Income Tax Consequences
-------------------------------

     The Increase in Authorized Common Stock will not have any income tax consequence to the Company or its stockholders.


  EFFECTS OF INCREASE IN AUTHORIZED COMMON STOCK ON THE COMPANY
  -------------------------------------------------------------

Changes to Authorized Capital Stock; Terms of Common Stock Unchanged
--------------------------------------------------------------------

     When the Increase in Authorized Common Stock is effected, the number of authorized shares of the Company's Common Stock will be increased from 1,200,000 shares, $0.01 par value to 20,000,000 shares, $0.01 par value.
Apart from such changes, the terms of the Company's Common Stock will remain the same.

No Changes in Proportionate Stock Ownership and Share Values
------------------------------------------------------------

     Stockholders who remain stockholders of the Company after the Increase in Authorized Common Stock will experience no change in their percentage stock ownership in the Company as a result of the increase in authorized Common Stock.



         Exhibit - Pg. 6


Possible Extraordinary Transactions
-----------------------------------

     Other than as described in this Information Statement with respect to the Company's efforts to locate and acquire a viable business enterprise, the Company has no current plan to effect any extraordinary corporate transaction, such as reorganization, liquidation, change in its present Board of Directors or management, or change in no dividend policy. The Company also has no current plans to engage in any public offering of shares of common stock or other securities. There is no assurance, however, that the Company will not form an intention to engage in any of the foregoing transactions in the near future, or that it will be able to negotiate any or all of the contemplated transactions on terms favorable to the Company.


                     THE COMPANY - BACKGROUND
                     ------------------------

Market For Company's Common Equity and Related Stockholder Matters
------------------------------------------------------------------

     The Common Stock is currently traded on the OTC Bulletin Board under the symbol "SLTN". The following table sets forth, for the fiscal periods indicated, the high and low bid prices for the Common Stock on the Nasdaq SmallCap Market for the periods prior to December 31, 2002, and the OTC Bulletin Board thereafter. This information represents prices between dealers and does not reflect retail mark-up or mark-down or commissions, and may not necessarily represent actual market transactions.

Fiscal Period                                      High Bid         Low Bid
-------------                                      --------         -------
2000:
-----
First Quarter...........................             $ .31           $ .21
Second Quarter..........................               .80             .80
Third Quarter ..........................               .15             .10
Fourth Quarter..........................               .02             .01

2001:
First Quarter...........................             $ .12           $ .08
Second Quarter..........................               .05             .05
Third Quarter ..........................               .11             .09
Fourth Quarter..........................               .05             .04

2002:
First Quarter...........................             $ .03           $ .03
Second Quarter..........................               .02             .02
Third Quarter ..........................               .02             .02
Fourth Quarter..........................               .10             .10

     The closing bid price for the Company's Common Stock on the OTC Bulletin Board on February 28, 2003 was $.12 per share.

     As of February 28, 2003, there were approximately 1958 record holders of the Company's outstanding Common Stock. Moreover, additional shares of the Company's Common Stock are held for stockholders at brokerage firms and/or clearing houses, and therefore the Company was unable to determine the precise number of beneficial owners of Common Stock as of February 28, 2003.


         Exhibit - Pg. 7


     The Company has never declared or paid cash dividends on its capital stock and the Company's Board of Directors intends to continue its policy for the foreseeable future. Earnings, if any, will be used to finance the development and expansion of the Company's business. Future dividend policy will depend upon the Company's earnings, capital requirements, financial condition and other factors considered relevant by the Company's Board of Directors and will be subject to limitations imposed under Delaware law.

     The Company was incorporated in Delaware in 1995 under the name UC'NWIN Systems, Inc. In August 1999, the Company changed its name to The Winners Edge.com, Inc. During 1999, as a result of a Chapter 11 Bankruptcy Plan of Reorganization, the Company acquired the assets of The Winners Edge Licensing Corporation. In addition to the assets, the Company also acquired a ten-year license with the exclusive right to market the Winners Edge handicapping product renewable for a second ten years. The Company did not acquire the ownership of the handicapping program. In September 2000, the Company stopped marketing the Winners Edge handicapping product due to insufficient income. On March 30, 2001, the Company acquired a roofing sealant product, Roof Shield, which the Company intends to market worldwide. In July 2001, the Company changed its name to Sealant Solutions, Inc. In September 2001, the Company acquired the rights to sell and distribute in the United States the Lady Ole' line of cosmetics products. In February 2002, the Company entered into a joint venture agreement with IFG Goldstar Cement Company for the entitlement to a royalty payment based upon the sale of certain concrete products. In April 2002, the Company sold its rights to the Lady Ole line of cosmetic products, and is no longer in that business. In November 2002, the Company agreed to terminate and cancel the remaining term of it's licensing agreement with the Winners Edge Licensing Corporation, and will no longer attempt to market that product.

Business Discussion
-------------------

     The following is a review of some of the company's major business activities during the previous 24 months:

     Universal Sealant, Ltd.
     -----------------------

     In March, 2001, the Company acquired the assets of Universal Sealant, Ltd. One of the terms of the acquisition was that Universal Sealant, Ltd. was to provide the sales and marketing effort for the sale
of the "Roof Shield" product.   The Company was to pay Universal Sealant,
Ltd. for the acquisition out of the "net-profits" of the sale of the product over two years. To date, Universal Sealant has provided minimal sales and marketing effort in support of the sale of the Roof Shield product. This lack of effort prevented the Company from reaching its expected sales goals in 2001. In light of the minimal efforts of Universal Sealant, Ltd. the Company has expended its own monies to sell and market the Roof Shield product in an attempt to enhance shareholder value. While sales of Roof Shield have been minimal to date, the company is encouraged by its own internal sales and marketing efforts. The company anticipates receiving Roof Shield orders in the future. As a result of the minimal sales and marketing efforts of Universal Sealant, Ltd., the Company anticipates taking title to all of the assets of Universal Sealant, Ltd. in March 2003, with no payments being made to Universal Sealant, Ltd. for the acquisition.

     IFG Goldstar Cement Company
     ---------------------------

     On February 1, 2002, the Company sold its securities via a private placement to accredited investors. The Company issued and sold 12,500,000 restricted shares at a price of $.02 per share totaling $250,000 to a single investor (see Item 11). The Company used these funds to enter into a royalty agreement with IFG Goldstar Cement Company ("Goldstar") whereby the Company would receive a royalty of $.375 per



         Exhibit - Pg. 8


metric ton from the import of concrete sold by Goldstar and delivered directly or indirectly through the Goldstar distribution center in Los Angeles, California which distribution is estimated to start in June 2003. Edward R. Showalter, the principal shareholder of International Financial Group d/b/a IFG Goldstar Cement Company is the subject of a civil action initiated by the Securities and Exchange Commission.

Financial Condition
-------------------

     At September 30, 2002, the Company had current assets of $12,349 as compared to $23,106 at December 31, 2001, total assets of $263,234, as compared to $60,397 at December 31, 2001, and shareholders equity of $ 165,432 compared to a shareholder deficiency of assets of ($37,111) as of December 31, 2001. Both the increase in assets and shareholder equity were primarily due to a $ 250,000 private placement of the Company's common stock in February of 2002. Those proceeds were used to enter into its royalty agreement with IFG Goldstar Cement Co.

Liquidity
---------

     The Company had a net increase in cash and cash equivalents for the nine months ended September 30, 2002 of $443, cash and cash equivalents at September 30, 2002 of $2,149, and cash and cash equivalents of $1,706 at December 31, 2001.

Capital Resources
-----------------

     The Company has no present material commitments for additional capital expenditures. The Company has no outstanding credit lines and no loan commitments in place. Short term, the Company anticipates generating cash to continue its operations either thru private placements of its common stock or from capital contributions from its officers and/or directors.

Results of Operations
---------------------

The Company continues to pursue its business objectives, but has yet to generate any significant revenues from its sealant product or from its cement joint venture with IFG Goldstar. There were essentially no revenues generated from the sales of its products for the nine months ended September 30, 2002. The Company continues to pursue the sales of its Roof Shield product and anticipates revenues developing in the fourth quarter of 2002 as a result of its efforts over the past year. The Company continues to work with IFG Goldstar Cement Company to assist in the completion of the final phase of funding it requires to enable the royalty revenue stream to commence. The Company anticipates these revenues to begin in the first quarter of 2003.

The Company's revenues for the quarter ended September 30, 2002, were $-0- compared to sales of $13,500 in the year earlier quarter. The principal reason for the decreased revenue was the reduction in sales of its sealant product as seen in the previous period.

     Operating expenses for the nine months ended September 30, 2002 were $123,905, as compared to $ 145,063 for the nine months ended September 30, 2001. The decrease in operating expenses is due to the Company reducing its expenditures to be more in line with income.

     Operating expenses for the quarter ended September 30, 2002 were $19,341 compared to net loss of $79,037 in the quarter ended September 30, 2001. The decrease in operating expenses is due to the Company


         Exhibit - Pg. 9


reducing its expenditures to be more in line with income, primarily due to a reduction in employee compensation.

     The Company realized a net loss of $(119,467) for the nine months ending September 30, 2002, as compared to a net loss of $(118,730) for the nine months ending September 30, 2001.

     The Company realized a net loss of $(19,341) for the three months ending September 30, 2002, as compared to a net loss of $(79,037) for the three months ending September 30, 2001. The decrease in net loss for the period was primarily due to a reduction in compensation to the employees of the Company as a result of the lack of income from the sale of the Company's products.

The Company knows of no unusual or infrequent events or transactions, nor significant economic changes that have materially affected the amount of it's reported income from continuing operations for the nine-month period ended September 30, 2002.

Going Concern Uncertainty
-------------------------

     As of December 31, 2002, the Company effectively had no operations and was seeking a merger or acquisition partner for future operations.
As of December 31, 2001 and 2002, the Company had no material assets. These factors raise substantial doubt as to the Company's ability to continue as a going concern unless management can acquire a profitable operation and develop the necessary cash flow to meet financial obligations as they become due. Presently, management is attempting to fulfill these objectives by bringing the Company into compliance with the filing requirements of the Securities and Exchange Commission.

Absence of Firm Offers for Acquisition Transactions
---------------------------------------------------

     Since January 1, 2003, the Company has not received any firm offers made by any unaffiliated persons for the merger or consolidation of the Company with or into such person or of such person with the Company.

                    COMMON STOCK OWNERSHIP OF
               MAJORITY SHAREHOLDERS AND MANAGEMENT
               ------------------------------------

     The following table sets forth, as of the date of this Information Statement, certain information concerning beneficial ownership of the Company's Common Stock by (i) each person known to the Company to own 5% or more of the Company's outstanding Common Stock, (ii) all directors of the Company and (iii) all directors and officers of the Company as a group:

Name and Address             Shares Beneficially        Percent of
of Beneficial Owner          Owned (1)                  Class
-------------------          -------------------        ----------

Michael E. Fasci             28,041,500(1)(2)              52.2 %
P.O. Box 500
E. Taunton, MA 02718

Edward W. Fasci Jr                205,000 (1)               0.4 %
105 Saranac Drive
Nashua, NH
                             ------------                  ----


         Exhibit - Pg. 10


All Directors and Executive    28,246,500 (1)              52.6 %
Officers as a Group
(2 Persons)
---------------------------

(1)  Pre-split shares

(2) Includes 2,500,000 common shares owned by Guest Travel, Inc., a private corporation owned by Mr. Fasci.

       As of February 28, 2003 there were 53,707,750 pre-split or 1,074,155 post-split shares of the registrant's Common Stock issued and outstanding.

Certain Relationships and Related Transactions
----------------------------------------------

       Since the appointment of new Company management, certain members of the Board of Directors have agreed to pay certain obligations of the Company, including certain past due and current accounting and legal fees, stock transfer agent fees, franchise taxes, state and federal taxes, and other expenses incurred or to be incurred in connection with bringing the Company current with respect to reporting obligations under the 1934 Act.

            FINANCIAL INFORMATION; OTHER INFORMATION;
               DOCUMENTS INCORPORATED BY REFERENCE
               -----------------------------------

       Pursuant to the Exchange Act, the Company files with the SEC periodic reports and other documents relating to its business and operations, financial condition, and other matters. Financial information is incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001, and its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002. In connection with the Increase in Authorized Common Stock, the Company has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3. The Schedule 13E-3 and the other filings made by the Company as described above, may be inspected without charge, and copies may be obtained at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or on-line from the Securities & Exchange EDGAR system at: http://www.sec.gov The
Schedule 13E-3 and the Annual and Quarterly Reports are also available for inspection and copying during normal business hours at the principal executive offices of the Company at 29 Abbey Lane, Middleboro, MA 02346.




         Exhibit - Pg. 11



















                     SEALANT SOLUTIONS, INC.
                     -----------------------




                           EXHIBIT "A"

                   CERTIFICATE OF AMENDMENT OF
                   CERTIFICATE OF INCORPORATION





         Exhibit - Pg. 11



                    CERTIFICATE OF AMENDMENT

                               OF

                  CERTIFICATE OF INCORPORATION

                               OF

                    SEALANT SOLUTIONS, INC.


       SEALANT SOLUTIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does certify:

       FIRST: that pursuant to the Unanimous Written Consent of the Board of Directors of the Corporation, the Board adopted a resolution dated December 7, 2002, amending Article Four to the Articles of Incorporation of the Company to change the aggregate number of shares of Capital Stock that the Company shall have authority to issue at One Million Two Hundred Thousand (1,200,000) shares in accordance with a one-for-fifty reverse stock split.

       SECOND: that in lieu of a meeting and vote of stockholders, and in accordance with the provisions of Section 303 of the General Corporation Law of the State of Delaware, the Board of Directors of said corporation, by the unanimous written consent of its members, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said Corporation:

       RESOLVED, that the Certificate of Incorporation of SEALANT
SOLUTIONS, Inc. be amended by deleting Article Four to the Articles of Incorporation of the Company and to insert the following in its place and stead:

            "The total number of shares of stock which the Corporation shall have authority to issue is twenty million (20,000,000). All such shares are to be common stock, par value of one cent ($.01), and are to be of one class."

       THIRD: that the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

  IN WITNESS WHEREOF, Sealant Solutions, Inc. has caused this
Certificate to be signed by Michael E. Fasci, its Secretary this 8th day of December, 2002.

                                  SEALANT SOLUTIONS, INC.


                                  By:/s/ Michael E. Fasci
                                     ----------------------------------
                                     Michael E. Fasci, Secretary




         Exhibit - Pg. 12